Exhibit 10.61

WILLBROS GROUP, INC.

2010 MANAGEMENT SEVERANCE PLAN

FOR SENIOR MANAGEMENT

WILLBROS GROUP, INC.

2010 MANAGEMENT SEVERANCE PLAN

FOR SENIOR MANAGEMENT

Table of Contents
Page

ARTICLE I. DEFINITIONS1
ARTICLE II. ELIGIBILITY9
ARTICLE III. SEVERANCE BENEFIT9
ARTICLE IV. WELFARE PLAN AND SUMMARY PLAN DESCRIPTION12
ARTICLE V. NO SET-OFF OR MITIGATION12
ARTICLE VI. RESTRICTIVE COVENANTS13
ARTICLE VII. NON-EXCLUSIVITY OF RIGHTS18
ARTICLE VIII. PARTICIPATING EMPLOYERS19
ARTICLE IX. SUCCESSOR TO EMPLOYER19
ARTICLE X. DURATION AND AMENDMENT19
ARTICLE XI. ADMINISTRATION21
ARTICLE XII. MISCELLANEOUS26

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EXHIBIT A ADDITIONAL PROVISIONS OF THE SUMMARY PLAN DESCRIPTION OF THE PLANA-1
EXHIBIT B WILLBROS GROUP, INC. WAIVER AND RELEASE AGREEMENTB-1

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WILLBROS GROUP, INC.

2010 MANAGEMENT SEVERANCE PLAN

FOR SENIOR MANAGEMENT

_________________________

(Effective October 26, 2010)

WILLBROS GROUP, INC. (the “Company”) hereby adopts the 2010 WILLBROS GROUP, INC. MANAGEMENT SEVERANCE PLAN FOR SENIOR MANAGEMENT, hereinafter referred to as the “Plan,” for the benefit of certain designated participants.

ARTICLE I. DEFINITIONS

1.1     Definitions. In addition to the terms defined elsewhere herein, the following words and phrases, when used herein with initial capital letters, shall have the following respective meanings:

1.1.1     “Act” means the United States Securities Exchange Act of 1934, as amended.

1.1.2    “Affiliate” means any Person (including a Subsidiary) that directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the Company. For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.1.3     “Annual Base Compensation” means the amount a Participant is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime and incentive compensation, payable by an Employer as consideration for the Participant’s services, in effect on the Termination Date but disregarding any reduction that would qualify as Good Reason.

1.1.4     “Board” means the Board of Directors of the Company.

1.1.5    “Cause” means any one or more of the following:

(a)    Participant’s conviction or a plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude;

(b)    Participant’s willful or reckless material misconduct in the performance of his duties;
(c)    Participant’s willful or reckless violation or disregard of any covenants of Article VI of the Plan, the code of business conduct and ethics of the Company or an Affiliate or, if applicable, the code of ethics for CEO and senior financial officers;

(d)    Participant’s material willful or reckless violation or disregard of a policy of the Company or an Affiliate; or

(e)    Participant’s habitual or gross neglect of duties;

provided, however, that for purposes of clauses (b) and (e), Cause shall not include any one or more of the following:

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(i)    bad judgment or negligence, other than Participant’s habitual neglect of duties or gross negligence;

(ii)    any act or omission in compliance with law and policies of the Company and its Affiliates that is reasonably believed by the Participant in good faith, after reasonable investigation, to have been in or not opposed to the best interest of the Company or an Affiliate (without intent of the Participant to gain, directly or indirectly, a profit to which Participant was not legally entitled);

(iii)    any act or omission with respect to which a determination could properly have been made by the Board that Participant had satisfied the applicable standard of conduct for indemnification or reimbursement under the Company’s certificate of incorporation, by-laws, Board resolutions, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or

(iv)    during the period after a Change in Control, failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures; and

further provided that, for purposes of clauses (b) through (e), if an act, or a failure to act, which was done, or omitted to be done, by Participant in good faith and with a reasonable belief, after reasonable investigation, that Participant’s act, or failure to act, was in the best interest of the Company or an Affiliate or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within ten (10) business days after Participant is given written notice of such breach that specifically refers to this Section, Participant cures such breach to the fullest extent that it is curable. With respect to the above definition of Cause, no act or conduct by Participant will constitute Cause if Participant acted: (i) in accordance with the instructions or advice of counsel representing the Company or if there was a conflict such that Participant could not consult with counsel representing the Company, other qualified counsel, or (ii) as required by legal process.

1.1.6     “Change in Control” means and shall be deemed to have occurred if (i) any Person, other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power of all the then outstanding Voting Securities, (ii) any Person, other than the Company or a Related Party, purchases or otherwise acquires under a tender offer, securities of the Company representing fifty percent (50%) or more of the total voting power of all the then outstanding Voting Securities, (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board, (iv) the consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), at least sixty percent (60%) of the total voting power represented by the voting securities of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization, (v) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person, other than a Related Party, or (vi) the Board or the appropriate committee thereof adopts a resolution to the effect that a Change in Control has occurred. Any event, transaction or series of events or transactions that would constitute a Change in Control under this definition and that relates to, results from or constitutes a part of the insolvency of, or a bankruptcy, bankruptcy reorganization or receivership of, the Company shall not constitute a Change in Control.

1.1.7    “Code” means the United States Internal Revenue Code of 1986, as amended.

1.1.8    “Committee” means all of the members of the Willbros Executive Leadership Team, as the same shall be composed from time to time.

1.1.9    “Company” means Willbros Group, Inc., a Delaware corporation, and any successor thereto.

1.1.10     “Competitive Business” means, as of any date, any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with Participant’s assistance) any of the following in which the Participant has been engaged in the twelve (12) months preceding the Termination Date: (i) engineering, construction, turnaround, maintenance, life cycle extension services or facilities development or operations services to the oil, gas, power, refining or petrochemical industries, including, without limitation, designing, constructing, upgrading or repairing midstream infrastructure such as pipelines, compressor stations or related facilities for onshore and coastal locations as well as downstream facilities, such as refineries; (ii) engineering or construction services for the electric power transmission and distribution markets; and (iii) any other business actively engaged in by the Company or any Affiliate which represents for any calendar year or is projected by the Company or any Affiliate (as reflected in a business plan adopted by the Company or any Affiliate before Participant’s Termination Date) to yield during any year during the first three fiscal year periods commencing on or after Participant’s Termination Date, more than 5% of the gross revenue of the Willbros Parties, and, in either case, which is located (x) anywhere in the United States or Canada, or (y) anywhere outside of the United States or Canada where the Company or any Affiliate is then engaged in, or proposes as of the Termination Date to engage in to the knowledge of the Participant, any of such activities.

1.1.11    “Confidential and Proprietary Information” means any non-public information of any kind or nature in the possession of the Company or any Affiliate, including, without limitation, ideas, processes, methods, systems, procedures, designs, innovations, devices, inventions, discoveries, know-how, data, techniques, models, lists of former, present and prospective customers, vendors, suppliers and employees, marketing, business or strategic plans, pricing structure, financial information, research and development information, trade secrets or other subject matter relating to the Company’s or an Affiliate’s products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, including:  (i) any information that gives the Company or any Affiliate a competitive advantage in the businesses in which the Company or an Affiliate is engaged, or (ii) any information obtained by the Company or any Affiliate from  third parties to which the Company or an Affiliate owes a duty of confidentiality, or (iii) any information that was learned, discovered, developed, conceived, originated or prepared during or as a result of the Participant’s performance of any services on behalf of the Company or any Affiliate. Notwithstanding the foregoing, “Confidential and Proprietary Information” shall not include: (i) information that is or becomes generally known to the public through no fault of Participant; (ii) information obtained on a non-confidential basis from a third party other than the Company or any Affiliate, which third party disclosed such information without breaching any legal, contractual or fiduciary obligation; or (iii) information approved for release by written authorization of the Company.

1.1.12    “Disability” means any medically determinable physical or mental impairment of Participant where he: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Participant’s Employer. Notwithstanding the foregoing, all determinations of whether a Participant is Disabled shall be made in accordance with Section 409A of the Code.

1.1.13     “Effective Date” means October 26, 2010 as to this Plan with respect to the Company and each Subsidiary that adopts the Plan as of such date. If a Subsidiary adopts the Plan after such date, then the Effective Date for such Subsidiary and its Employees who are Participants shall be the date specified in the document by which the Subsidiary adopts the Plan.

1.1.14    “Employee” means a common law employee of an Employer.

1.1.15     “Employer” means the Company or, if Participant is not employed by the Company, a Subsidiary that employs the Participant and which has adopted the Plan pursuant to Article VIII hereof, and the successor of either (provided, in the case of a Subsidiary, that each successor is also a Subsidiary).

1.1.16     “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

1.1.17     “Good Reason” means a Separation from Service by a Participant in accordance with the substantive and procedural provisions of this Section.

(a)    Separation from Service by a Participant for “Good Reason” means a Separation from Service initiated by the Participant on account of any one or more of the following actions or omissions that, unless otherwise specified, occurs following a Change in Control:

(i)           a reduction in the rate of the Participant’s Annual Base Compensation, except that a reduction in the rate of the Participant’s Annual Base Compensation is not Good Reason if it is made as part of an across-the-board salary reduction that affects all of the senior managment peers of the Participant;

(ii)           a change in the location of a Participant’s principal place of employment by the Employer by fifty (50) miles or more from the location where he was principally employed immediately prior to the date on which a Change in Control occurs;

(iii)          a significant reduction in the nature or scope of a Participant’s authorities or duties from those applicable to such Participant immediately prior to the date on which a Change in Control occurs; or

(iv)    the failure at any time of the successor to the Participant’s Employer explicitly to assume and agree to be bound by this Plan.

(b)    Notwithstanding anything in this Plan to the contrary, no act or omission shall constitute grounds for “Good Reason”:

(i)    unless the Participant gives a Notice of Termination to the Employer thirty (30) days prior to his intent to terminate his employment for Good Reason which describes the alleged act or omission given rise to Good Reason;

(ii)    unless such Notice of Termination is given within ninety (90) days of the Participant’s first actual knowledge of such act or omission; and

(iii)    unless the Employer fails to cure such act or omission within the thirty (30) day period after receiving the Notice of Termination.

(c)    No act or omission shall constitute grounds for “Good Reason”, if the Participant has consented in writing to such act or omission in a document that makes specific reference to this Section.

1.1.18     “Incentive Plan” means any of the Company’s management incentive plans, sales incentive plans and other incentive or bonus plans or arrangements in existence on October 26, 2010 (but excluding any long-term incentive awards), or any additional or successor plans in effect on or before the relevant Termination Date and providing substantially equivalent or better incentive opportunities for Employees.

1.1.19    “Notice of Termination” means a written notice of a Separation from Service, if applicable, given in accordance with Section 10.3 that sets forth: (a) the specific termination provision in the Plan relied on by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Separation from Service, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

1.1.20     “Participant” means an Employee selected for participation in the Plan pursuant to Section 2.1 hereof.

1.1.21    “Payment Date” means the date which is the sixtieth (60th) day after the date of a Separation from Service as to which a Severance Benefit is payable.

1.1.22     “Person” shall have the meaning assigned in the Act.

1.1.23 “Plan” means the 2010 Willbros Group, Inc. Management Severance Plan for Senior Management, effective October 26, 2010, as amended from time to time.

1.1.24 “Related Party” means (i) a Subsidiary, (ii) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Subsidiary, or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

1.1.25 “Sale of a Business” means the Company has sold or otherwise disposed of a Subsidiary, branch or other business unit (or all or substantially all of the assets thereof), in which the Participant was employed before such sale or disposition, to any Person, other than the Company or an Affiliate, and the Participant has been offered employment with the acquirer of such Subsidiary, branch or unit on substantially the same terms and conditions under which the Participant worked for the Participant’s Employer.

1.1.26    “Separation from Service” means a Participant’s termination or deemed termination from employment with the Employer. For purposes of determining whether a

Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with his Employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. For purposes of this Plan, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and Employer reasonably anticipate the Participant will perform no further services for the Company or an Affiliate (whether as an employee or an independent contractor), or (B) that the level of bona fide services the Participant will perform for the Company or any Affiliate (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period or, if the Participant has been providing services to the Company, the Employer or an Affiliate for less than thirty-six (36) months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.

1.1.27     “Severance Benefit” means the amounts payable and benefits provided in accordance with Section 3.1 hereof.

1.1.28     “Severance Compensation” means, with respect to each Participant, the sum of the following:

(i)the greater of such Participant’s Annual Base Compensation at the rate in effect (a) immediately prior to the date of the Change in Control, or (b) on the date of such Participant’s Separation from Service; plus

(ii)the Participant’s greatest annual cash bonus received during the thirty-six (36) month period ending on (a) the date of the Change in Control, with respect to a Separation from Service following the date of a Change in Control or (b) the date of Separation from Service, with respect to a Separation from Service occurring prior to the date of a Change in Control.

1.1.29     “Subsidiary” means any corporation, partnership, limited liability company or joint venture in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock or a majority of the capital or profits interests of such partnership, limited liability company, or joint venture.

1.1.30    “Termination Date” means the date of the receipt of the Notice of Termination by Participant (if such notice is given by Participant’s Employer) or by Participant’s Employer (if such notice is given by Participant), or any later date, not more than thirty (30) days after the giving of such notice, specified in such notice; provided, however, that:

(a)    if Participant’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of Participant’s death or the date of deemed termination of employment due to Disability, as applicable, regardless of whether a Notice of Termination has been given; and

(b)     if no Notice of Termination is given, the Termination Date shall be the last date on which the Participant is employed by an Employer; and

(c)    for purposes of Article VI (Restrictive Covenants) if the Participant does not have a Separation from Service, the Termination Date shall be the date the entity that employs the Participant ceases to be a Subsidiary, or the date of the Sale of a Business.

1.1.31     “Voting Securities” means any securities of the Company which carry the right to vote generally in the election of directors.

1.1.32    “Willbros Party” means each of the Company or an Affiliate.

1.1.33 “Work Product” means any and all work product, including, but not limited to, documentation, tools, templates, processes, procedures, discoveries, inventions, innovations, technical data, concepts, know-how, methodologies, methods, drawings, prototypes, trade secrets, notebooks, reports, findings, business plans, recommendations and memoranda of every description, that Participant makes, conceives, discovers or develops alone or with others during the course of Participant’s employment with an Employer or during the one (1) year period following Participant’s Termination Date (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights).

ARTICLE II. ELIGIBILITY

2.1     Participation. An Employee shall be entitled to be a Participant if the Employee is selected for participation by the Board and signs an Acceptance of Participation, in a form acceptable to the Company, at any date prior to the date of an event (i.e., prior to a Change in Control for purposes of Section 3.1.1 and prior to Separation from Service for purposes of Section 3.1.2) which would cause the Employee to be entitled to a Severance Benefit. The Company shall provide a notice to each Employee who is designated to be a Participant.

2.2     Duration of Participation. A Participant shall cease to be a Participant when the Participant incurs a Separation from Service, unless such Participant is then entitled to a Severance Benefit. A Participant entitled to a Severance Benefit shall remain a Participant until the full amount of the Severance Benefit has been provided to such Participant. The Board may, from time to time, determine that a Participant  shall no longer be a Participant; provided, however, that the Board shall not change the status of a Participant in any manner as of, after, or in anticipation of a Separation from Service or a Change in Control. The Company shall provide a notice to each Participant of any revocation of Participant status.

ARTICLE III. SEVERANCE BENEFIT

3.1     Right to Severance Benefit. Subject to Sections 3.5 and 3.6, a Participant shall be entitled to receive a Severance Benefit from the Participant’s Employer or the Company, as follows:

3.1.1    Separation from Service following a Change in Control. If, within one (1) year following a Change in Control, a Participant incurs an involuntary Separation from Service by action of the Employer other than for Cause or voluntarily incurs a Separation from Service for Good Reason, the Participant shall be entitled to (i) a lump sum cash payment in an amount equal to one hundred percent (100%) of the Participant’s Severance Compensation, which shall be paid on the Payment Date, and (ii) the amounts set forth in Section 3.1.3, payable as described in Section 3.1.3.

3.1.2    Separation from Service prior to a Change in Control. If, prior to a Change in Control, a Participant incurs an involuntary Separation from Service by action of the Employer other than for Cause, the Participant shall be entitled to a lump sum cash payment in an amount equal to one hundred percent (100%) of the Participant’s Severance Compensation under Section 1.1.28(i) only (but not under Section 1.1.28(ii)), which shall be paid on the Payment Date.

3.1.3    Additional Severance Benefit. In addition to the amounts payable under Section 3.1.1, each Participant entitled to a Severance Benefit under Section 3.1.1 (but not under Section 3.1.2) shall receive:

(i)    a lump sum cash payment, which shall be paid on the Payment Date, in an amount equal to the following formula: (a) the deemed aggregate annual target opportunity measured under all applicable Incentive Plans that could have been earned by such Participant for the fiscal year of the Employer during which such Participant’s Termination Date occurs (determined as if all applicable goals and targets had been satisfied in full), multiplied by (b) a fraction, the numerator of which is the number of days during the period beginning on the first day of such fiscal year and ending on the date such Participant’s Termination Date takes effect, and the denominator of which is 365;

(ii)an amount equal to (a) the actual cost incurred by such Participant for health continuation coverage under Part 6 of Title I of ERISA (including coverage of the Participant’s spouse and dependents, as the case may be) for a period of twelve (12) months from the Termination Date less (b) the cost the Participant would have incurred for comparable health coverage for such twelve (12) month period had the Participant been an employee during such period. Such amount shall be paid monthly on the first day of the month following the month in which the Participant pays the applicable premium for such health continuation coverage for such month, beginning on the Payment Date. Participant acknowledges that the actuarially determined value of such coverage, which may exceed the normal COBRA premium, will be taxable income to Participant. Nothing herein shall be deemed to adversely affect in any way the rights that a Participant may have for health continuation coverage under Part 6 of Title I of ERISA; and

(iii)an amount equal to the Participant’s costs for life insurance benefits, for a period of twelve (12) months following the Termination Date, under the life insurance benefit plans maintained by the Employer on the day prior to such Participant’s Termination Date, which amount will be paid directly by the Employer on the Payment Date.

3.1.4     The Severance Benefit under Sections 3.1.1, 3.1.2 and 3.1.3 shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options and other benefits which may be owed to a Participant under any other plan or arrangement following termination, including, but not limited to, accrued vacation or sick pay, amounts or benefits payable under any incentive plan, any life insurance plan, health plan, disability plan, or any similar or successor plans.

3.2    Terminations Which Do Not Give Rise to a Severance Benefit. If a Participant dies, becomes Disabled, incurs a Separation from Service from the Employer for Cause or by reason of the Participant’s voluntary Separation from Service (other than for Good Reason), or incurs a Separation from Service due to the Sale of a Business, the Participant shall not be entitled to a Severance Benefit, regardless of the occurrence of a Change in Control.

3.3    Code Section 280G Cutback. Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid under Article III of this Plan would be an “excess parachute payment” (within the meaning of Section 280G of the Code, or any successor provision thereto) but for the application of this sentence, then the payment to be paid or provided under this

Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment, as so reduced, constitutes an excess parachute payment. Whether requested by the Participant or the Company, the determination of whether any reduction in such payment or benefit to be provided under this Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that Participant’s right to payment or benefit may be reduced by reason of the limitations contained in this Section 3.3 will not of itself limit or otherwise affect any rights the Participant has other than pursuant to this Plan. In the event that any payment or benefit intended to be provided under this Plan is required to be reduced pursuant to this Section 3.3, the Company will reduce Participant’s payment and/or benefit, to the extent required, in the following order: (i) the lump sum payment described in Section 3.1.1 or 3.1.2 (as the case may be), (ii) the lump sum payment described in Section 3.1.3(i), and (iii) the health and life continuation benefits set forth in Sections 3.1.3(ii) and (iii). The Company and Participant agree that the value attributable to the restrictive covenants of Article VI is an amount equal to the sum of (i) the Participant’s Annual Base Compensation and (ii) the amount payable under Section 3.1.3(i), for the requisite period that such restrictions are in effect following the Separation from Service.

3.4     Payment Date Limitation. Notwithstanding anything to the contrary in this Plan, no payment under the Plan shall be paid later than the December 31 of the second calendar year following the calendar year in which the Separation from Service occurs.

3.5     Waiver and Release. Notwithstanding anything to the contrary in this Plan, in the event that the Participant becomes entitled to a Severance Benefit, no Willbros Party shall have any obligation to the Participant unless and until the Participant executes and delivers to the Company within sixty (60)-days after Separation from Service a release and waiver substantially in the form attached hereto as Exhibit B, or as otherwise mutually acceptable.

3.6     Breach of Covenants. If a court determines that the Participant has breached any covenants of Article VI or other obligation entered into at any time between the Participant and any Willbros Party, then no Willbros Party shall have any obligation to pay or provide any Severance Benefits under Article III of the Plan.

ARTICLE IV. WELFARE PLAN AND SUMMARY PLAN DESCRIPTION

4.1    Welfare Plan and Summary Plan Description. This Plan is intended to be a welfare plan under Section 3(1) of ERISA, and if this Plan were found to be a pension plan under Section 3(2) of ERISA, the Plan is intended to qualify as a plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3) and 401(a)(1) of ERISA. This Plan also is intended to be a summary plan description under Section 102 of ERISA. The Plan, as a summary plan description, has been written in a manner calculated to be understood by the average Participant of the Plan and to reasonably apprise the Participants and their beneficiaries of their rights and obligations under the Plan. Additional provisions of the Plan which are intended to satisfy the requirements of a summary plan description under Section 102 of ERISA are set out in Exhibit A, attached hereto and made a part hereof. A copy of the Plan shall be provided to each Participant.

ARTICLE V. NO SET-OFF OR MITIGATION

5.1    No Set-off. The Participant’s right to receive when due the payments and other benefits provided for under this Plan is absolute, unconditional and subject to no setoff, counterclaim, recoupment, or other claim, right or action that any Willbros Party may have against Participant or others, except as expressly provided in this Section 5.1 or as specifically otherwise provided in this Plan. Notwithstanding the prior sentence, any Willbros Party shall have the right to deduct any amounts outstanding on any loans or other extensions of credit to Participant from a Willbros Party from the Participant’s payments and other benefits (if any) provided for under this Plan. Notwithstanding any provision of this Plan to the contrary, the Participant acknowledges that any incentive-based compensation paid to the Participant under this Plan may be subject to recovery by the Company under any clawback policy which the Company may adopt from time to time, including, without limitation, any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the United States Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed. The Participant agrees to promptly return any such incentive-based compensation which the Company determines it is required to recover from the Participant under any such clawback policy. Time is of the essence in the performance by the Willbros Parties of their respective obligations under this Plan.

5.2    No Mitigation. The Participant shall not have any duty to mitigate the amounts payable by any Willbros Party under this Plan by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Participant as the result of Participant’s employment by another employer or self-employment.

ARTICLE VI. RESTRICTIVE COVENANTS

6.1    Confidential and Proprietary Information. The Participant agrees that Confidential and Proprietary Information constitutes valuable, special and unique assets of the Company and its Affiliates, developed at great expense by the Company and its Affiliates, and that competitors can reap potential or real economic benefits from the possession of such information that is not otherwise available to them. The Participant acknowledges that in the course of performing services for a Willbros Party, the Participant may create (alone or with others), learn of, have access to, receive and be provided training in the handling of Confidential and Proprietary Information. Each Participant recognizes that all such Confidential and Proprietary Information constitutes a legitimate business interest of the Company and its Affiliates and is the sole and exclusive property of the Company and its Affiliates or of third parties to which the Company or an Affiliate owes a duty of confidentiality, that it is the Company’s policy to safeguard and keep confidential all such Confidential and Proprietary Information, and that disclosure of Confidential and Proprietary Information to an unauthorized third party would cause irreparable harm to the Company and its Affiliates. Each Participant agrees that, except as required by the duties of the Participant’s employment with the Company or any of its Affiliates and except in connection with enforcing Participant rights under this Plan or if compelled by a court or governmental agency, in each case provided that prior written notice is given to the Company, the Participant will not, without the written consent of the Company, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential and Proprietary Information disclosed to Participant or otherwise obtained by Participant during his employment with the Company or its Affiliates, and will take all necessary precautions to prevent disclosure to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, the Company or any Affiliate), and will use the Confidential and Proprietary Information solely for the benefit of the Company and its Affiliates and will not use the Confidential and Proprietary Information for the benefit of any other Person nor permit its use for the benefit of Participant. These obligations shall continue during and after the termination of Participant’s employment for any reason and for so long as the Confidential and Proprietary Information remains Confidential and Proprietary Information.

6.2    Non-Competition. The Participant acknowledges and agrees that, as an employee and representative of the Company or an Affiliate, Participant has been and will be given specialized training and/or information regarding the Company’s and its Affiliates’ business methods and access to certain Confidential and Proprietary Information. Participant therefore acknowledges and agrees that the protection of such information constitutes a legitimate business interest of the Company and its Affiliates. Consequently, and as ancillary covenants to the terms, conditions and promises set forth elsewhere in this Plan, and in particular the covenants set forth in this Article VI, Participant agrees to this non-competition covenant. During the period beginning on the Effective Date and ending on the first anniversary of the date of Separation from Service, regardless of the reason for Participant’s Separation from Service, Participant agrees that without the written consent of the Company, Participant shall not at any time, directly or indirectly, in any capacity:

6.2.1    engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after Participant’s Separation from Service, this Section 6.2 shall not preclude Participant from: (i) being an employee of, or consultant to, any business unit of a Competitive Business but only if: (A) such business unit does not qualify as a Competitive Business in its own right, and (B) Participant does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (ii) with the approval of the Company, being a consultant to, an advisor to, a director of, or an employee of, a Competitive Business. This restriction applies regardless of geographic location, it being acknowledged by both the Company and the Participant that the Company’s and its Affiliates’ competitors are not confined to a particular geographic area; or

6.2.2    make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this Section 6.2.2 shall, however, restrict the Participant from making an investment in any Competitive Business if such investment does not: (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Participant any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or (iii) create a conflict of interest between Participant’s duties to the Company and its Affiliates or under this Plan and his interest in such investment.

6.3    Non-Solicitation. The Participant acknowledges and agrees that, as an employee and representative of the Company or an Affiliate, Participant has been and will be given specialized training and/or information and materials belonging to the Company, its Affiliates and to third parties, including but not limited to, clients, vendors, suppliers and customers, who have furnished such information and materials to the Company and its Affiliates under obligations of confidentiality. Participant acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, its Affiliates, Participant and the Company’s established vendors, suppliers, and customers. Participant further acknowledges and agrees that there is a high risk and opportunity for any person given such training and information to misappropriate the relationship and goodwill existing between the Company and its Affiliates and the Company’s established clients, vendors, suppliers, and customers. Consequently, and as ancillary covenants to the terms, conditions and promises set forth elsewhere in this Plan, and in particular the covenants set forth in this Article VI, Participant agrees to this non-solicitation covenant. During the period beginning on the Effective Date and ending on the first anniversary of the date of Separation from Service, regardless of the reason for Participant’s Separation from Service, the Participant shall not, directly or indirectly:

6.3.1    other than in connection with the good-faith performance of his duties as an officer of the Company or its Affiliates, cause or attempt to cause any employee, director or consultant of the Company or an Affiliate to terminate his relationship with the Company or an Affiliate;

6.3.2    solicit the employment or engagement as a consultant or adviser, of any employee of the Company or an Affiliate (other than by the Company or its Affiliates), or cause or attempt to cause any Person to do any of the foregoing;

6.3.3    establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee of the Company or an Affiliate, if such business is or will be a Competitive Business; or

6.3.4    solicit the purchase or sale of goods, services or combination of goods and services from the established customers of the Company or an Affiliate. For the purpose of this provision, “established customers” shall be deemed to include any entity or Person which has been a customer or supplier of the Company or an Affiliate within twelve (12) months of the date of Participant’s Separation from Service with the Company or an Affiliate. This restriction applies regardless of geographic location, it being acknowledged by both the Company and the Participant that the Company’s and its Affiliates’ established customers are not confined to a particular geographic area.

6.4    Intellectual Property.

6.4.1    During the period of Participant’s employment with the Company or any Affiliate, and thereafter upon the Company’s request, regardless of the reason for Participant’s Separation from Service, Participant shall disclose immediately to the Company all Work Product that: (i) relates to the business of the Company or any Affiliate or any customer or supplier to the Company or an Affiliate or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or an Affiliate or that may be used in relation therewith; or (ii) results from tasks or projects assigned to Participant by the Company or an Affiliate; or (iii) results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or an Affiliate. Participant agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Work Product is not a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, Participant hereby assigns, and agrees to assign, to the Company all right, title and interest in and to the Work Product and all copies thereof, and all copyrights, patent rights, trademark rights, trade secret rights and all other proprietary and intellectual property rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Participant.

6.4.2    Notwithstanding the foregoing, the Company agrees and acknowledges that the provisions of Section 6.4.1 relating to ownership and disclosure of Work Product do not apply to any inventions or other subject matter for which no equipment, supplies, facility, or trade secret information of the Company or an Affiliate was used and that are developed entirely on Participant’s own time, unless: (i) the invention or other subject matter relates: (a) to the business of the Company or an Affiliate, or (b) to the actual or demonstrably anticipated research or development of the Company or any Affiliate, or (ii) the invention or other subject matter results from any work performed by Participant for the Company or any Affiliate.

6.4.3    The Participant agrees that, upon disclosure of Work Product to the Company, Participant will, during his employment by the Company or an Affiliate and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or an Affiliate (or their respective duly authorized agents) may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other intellectual property protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other intellectual property protection, or otherwise in respect of the Work Product.

6.4.4    In the event that the Company is unable, after reasonable effort, to secure the Participant’s execution of such documents as provided in Section 6.4.3, whether because of Participant’s physical or mental incapacity or for any other reason whatsoever, Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by Participant.

6.5    Non-Disparagement.

6.5.1    On and after any Separation from Service, Participant shall not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that: (i) accuses or implies that the Company and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Participant’s employment (or the termination thereof), the business or operations of the Company and/or an Affiliate, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

6.5.2    The Company agrees not to authorize any statement, observation or opinion, or communicate any information (whether oral or written, direct or indirect) that: (i) accuses or implies that Participant engaged in any wrongful, unlawful or improper conduct relating to Participant’s employment or termination thereof with the Company or any Affiliate, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the reputation of Participant.

6.5.3    Notwithstanding anything to the contrary in this Plan, nothing herein shall be deemed to preclude Participant or the Company and its Affiliates from providing truthful testimony or information pursuant to subpoena, court order or other similar legal or regulatory process, provided, that to the extent permitted by law, Participant will promptly inform the Company of any such obligation prior to participating in any such proceedings.

6.6    Reasonableness of Restrictive Covenants.

6.6.1    Participant acknowledges that the covenants contained in this Plan are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s and its Affiliates’ legitimate interests in their Confidential and Proprietary Information, their proprietary work, and in their relationships with their employees, customers, suppliers and agents.

6.6.2    The Company has, and Participant has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Participant acknowledges that his observance of the covenants contained herein will not deprive Participant of the ability to earn a livelihood or to support his dependents.

6.6.3    Participant understands he is bound by the terms of this Article VI, whether or not he receives severance payments under this Plan or otherwise.

6.7    Right to Injunction; Survival of Undertakings.

6.7.1    In recognition of the confidential nature of the Confidential and Proprietary Information, and in recognition of the necessity of the limited restrictions imposed by this Plan, Participant and the Company agree that it would be impossible to measure solely in money the damages which the Company and its Affiliates would suffer if Participant were to breach any of his obligations hereunder. Participant acknowledges that any breach of any provision of this Plan would irreparably injure the Company and its Affiliates. Accordingly, Participant agrees that if he breaches any of the provisions of this Plan, the Company and its Affiliates shall be entitled, in addition to any other remedies to which the Company and its Affiliates may be entitled under this Plan or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Plan without the necessity of posting a bond or other security therefor, and Participant hereby waives any right to assert any claim or defense that the Company and its Affiliates have an adequate remedy at law for any such breach.

6.7.2    The covenants in this Article VI are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction determines that any covenant included in this Article VI is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, it is the intention of the Company and the Participant that the court shall modify such restrictions, as the case may be, so as to cause such covenant as so modified to be enforceable, and this Plan shall thereby be reformed.

6.7.3    All of the provisions of this Plan shall survive any Separation from Service of Participant, without regard to the reasons for such termination. Notwithstanding anything to the contrary in this Plan, in addition to any other rights it may have, neither the Company nor any Affiliate shall have any obligation to pay or provide severance or other benefits (except as may be required under ERISA) after the date of Separation from Service if Participant has materially breached any of Participant’s obligations under this Plan.

6.7.4    All covenants in this Article VI shall be construed as an agreement independent of any other provision in this Plan, and the existence of any claim or cause of action of the Participant against the Company or an Affiliate, whether predicated on this Plan, or otherwise, shall not constitute a defense to the enforcement by the Company or an Affiliate of such covenants.

ARTICLE VII. NON-EXCLUSIVITY OF RIGHTS

7.1    Waiver of Certain Other Rights. To the extent that Participant shall have received severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any Willbros Party prior to receiving severance payments or other severance benefits pursuant to Article III, the severance payments or other severance benefits under such other plan, program, policy, practice or procedure or agreement shall reduce (but not below zero) the corresponding severance payments or other benefits to which Participant shall be entitled under Article III. To the extent that Participant accepts payments made pursuant to Article III, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any Willbros Party.

7.2    Other Rights. Except as expressly provided in this Plan, the Participant’s participation in the Plan shall not prevent or limit Participant’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy, practice or procedure provided by a Willbros Party and for which Participant may qualify, nor shall this Plan limit or otherwise affect such rights as Participant may have under any other plans with a Willbros Party. Amounts that are vested benefits or that Participant is otherwise entitled to receive under any plan, program, policy, practice or procedure and any other payment or benefit required by law at or after the date of

Separation from Service shall be payable in accordance with such plan, program, policy, practice or procedure or applicable law except as expressly modified by this Plan.

7.3    No Right to Continued Employment. Nothing in this Plan shall guarantee the right of Participant to continue in employment, and the Company and the Employer retain the right to terminate Participant’s employment at any time for any reason or for no reason.

ARTICLE VIII. PARTICIPATING EMPLOYERS

This Plan may be adopted by any Subsidiary. Upon such adoption, the Subsidiary shall become an Employer and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are designated Participants by the Board. This Plan establishes and vests in each Participant a contractual right to the relevant benefits hereunder, enforceable by the Participant against the Participant’s Employer. The Company agrees unconditionally to guarantee the performance by, and obligation of, each Employer under the Plan.

ARTICLE IX. SUCCESSOR TO EMPLOYER

This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) which becomes such after a Change in Control has occurred in the same manner and to the same extent that the Employer would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor (which becomes such after a Change in Control has occurred) would not by the foregoing provision or by operation of law be bound by this Plan, the Employer shall require such successor expressly and unconditionally to assume and agree to perform the Employer’s obligations under this Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. The terms “Company” and “Employer,” as used in this Plan, shall mean the Company or an Employer, respectively, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE X. DURATION AND AMENDMENT

10.1     Duration. The initial term of the Plan shall be the period beginning on the Effective Date and ending on (and including) December 31, 2010. Beginning on the last day of such initial term, and on each successive anniversary of such date, the term of the Plan shall be extended automatically for an additional successive one (1)-year term; provided, however, that if, at least three (3) months prior to the last day of any such term, the Company shall give to the Participants written notice that no such automatic extension shall occur, then this Plan shall terminate on the last day of such term. This Plan shall remain in effect until so terminated by the Company. Failure of the Company to provide the required notice to Participants shall be considered as an extension of this Plan for an additional one (1)-year term. Notwithstanding anything to the contrary contained in this “sunset provision,” if a Change in Control occurs while this Plan is in effect, then this Plan shall not be subject to termination under this “sunset provision,” and this Plan shall remain in force for a period of one (1) year after such Change in Control, and if within said one (1)-year period the contingency factors occur which would entitle a Participant to the benefits as provided herein, then this Plan shall remain in effect in accordance with its terms. If, within such one (1) year after a Change in Control, the contingency factors that would entitle a Participant to said benefits do not occur, thereupon this Plan shall terminate at the expiration of one (1) year after such Change in Control.

10.2     Amendment. The Plan may not be amended except for: (i) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of a Participant’s rights under the Plan, or (ii) an amendment which decreases the benefits of a Participant that is consented to in writing by such Participant or that is required in order for the Plan to comply with applicable law or regulation. The parties intend that all payments and reimbursements made under this Plan be excepted from Section 409A of the Code, and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”) and, if not excepted, be compliant with Section 409A.  Accordingly, in the event of any ambiguity in this Plan, this Plan shall be interpreted and administered so as to be excepted from or, if not excepted from, compliant with, Section 409A to the fullest extent possible.  In the event  the Company determines that a payment or reimbursement or a series of payments or reimbursements is neither excepted from nor compliant with 409A, notwithstanding anything in this Plan to the contrary, the Company shall have the unilateral right to modify or amend this Plan as it deems reasonably appropriate with respect to Section 409A and other applicable law to render such payment excepted or compliant so as, to the extent possible, to avoid any adverse tax consequences to either any Willbros Party or the Participants. Each payment under this Plan shall be deemed a separate payment for purposes of Section 409A.

10.3    Notices. All notices and other communications under this Plan shall be in writing and delivered by hand, by a nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Participant:
to Participant at his most recent home address on file with the Company.
If to the Company or the Employer:
Willbros Group, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, TX 77027

Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.
ARTICLE XI. ADMINISTRATION

11.1     Fiduciaries. Under certain circumstances, the Board or the Committee may be determined by a court of law to be a fiduciary with respect to a particular action under the Plan. As authorized by ERISA, to prevent any two parties to the Plan from being deemed co-fiduciaries with respect to a particular function, the Plan is intended, and should be construed, to allocate to each party to the Plan only those specific powers, duties, responsibilities, and obligations as are specifically granted to it under the Plan.

11.2    Allocation of Responsibilities.

11.2.1     Board of Directors. The Board shall have exclusive authority and responsibility for:

(i)    The amendment or termination of this Plan in accordance with Sections 10.1 and 10.2; and

(ii)    The delegation to the Committee of any authority and responsibility reserved herein to the Board.

11.2.2     Committee. The Committee shall serve as plan administrator and shall have exclusive authority and responsibility for those functions set forth in Section 11.3, in other provisions of this Plan, and in provisions of a trust used to pay benefits under this Plan.

11.3    Provisions Concerning the Committee.

11.3.1    Membership and Voting. The Committee shall consist of not less than three (3) members. The Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications. Attendance at a meeting, in person or by telephone, shall constitute waiver of notice thereof. A member of the Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant. Any such action shall be voted or decided by a majority of the remaining members of the Committee. The Committee may designate one of its members as the Chairman and may appoint a Secretary who may, but need not, be a member thereof. The Committee may appoint from its members such subcommittees with such powers as the Committee shall determine.

11.3.2     Duties of the Committee. The Committee shall administer the Plan in accordance with its terms and shall have all the powers necessary to carry out such terms. The Committee shall execute any certificate, instrument or other written direction on behalf of the Plan and may make any payment on behalf of the Plan. All interpretations of the Plan, and questions concerning its administration and application, shall be determined by the Committee (or its delegate). The Committee may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of the Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Company or a Related Party.

11.4    Delegation of Responsibilities; Bonding.

11.4.1     Delegation and Allocation. The Board and the Committee, respectively, shall have the authority to delegate or allocate, from time to time, by a written instrument, all or any part of their responsibilities under the Plan to such person or persons as each may deem advisable and in the same manner to revoke any such delegation or allocation of responsibility. Any action of a person in the exercise of such delegated or allocated responsibility shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board or the Committee, as the case may be. Neither the Company, any Employer, the Board, the Committee nor any member thereof shall be liable for any acts or omissions of any such person, who shall periodically report to the Board or the Committee, as applicable, concerning the discharge of the delegated or allocated responsibilities.

11.4.2     Bonding. The members of the Committee shall serve without bond (except as expressly required by federal law) and without compensation for their services as such.

11.5     No Joint Fiduciary Responsibilities. This Plan is intended to allocate to each named fiduciary the individual responsibility for the prudent execution of the functions assigned to it, and none of such responsibilities and no other responsibility shall be shared by two or more of such named fiduciaries unless such sharing is provided for by a specific provision of the Plan. Whenever one named fiduciary is required herein to follow the directions of another named fiduciary, the two named fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of a named fiduciary receiving such directions shall be to follow them insofar as such instructions are on their face proper under applicable law.

11.6     Information to be Supplied by Employer. Each Employer shall provide to the Committee or its delegate such information as it shall from time to time need in the discharge of its duties.

11.7    Fiduciary Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

11.8    Claims Procedures. Generally, a Participant will not need to file a claim for a Severance Benefit in order to receive benefits payable under the Plan.  If, however, a Participant believes that  the Participant has not received Severance Benefits to which the Participant believes the Participant is entitled, including a disagreement with respect to the amount of the Severance Benefit paid, then the Participant may file a claim for benefits as follows below.

11.8.1     Definitions. For purposes of this Section 11.8, the following terms, when capitalized, will be defined as follows:

(i)Adverse Benefit Determination: Any denial, reduction or termination of or failure to provide or make payment (in whole or in part) for a Plan benefit, including any denial, reduction, termination or failure to provide or make payment that is based on a determination of a Claimant’s eligibility to participate in the Plan. Further, any invalidation of a claim for failure to comply with the claim submission procedure will be treated as an Adverse Benefit Determination.

(ii)Benefits Administrator: The person or office, if any, to whom the Committee has delegated day-to-day Plan administration responsibilities and who, pursuant to such delegation, processes Plan benefit claims in the ordinary course.

(iii)     Claimant: A Participant or beneficiary or an authorized representative of such Participant or beneficiary who has filed or desires to file a claim for a Plan benefit.

11.8.2     Filing of Benefit Claim. A Claimant must file with the Committee (or the Benefits Administrator) a written claim for benefits under the Plan on the form provided by, or in any other manner approved by, the Committee. (For purposes of applying the time periods for benefit determination pursuant to Section 11.8.4, filing a claim with the Willbros Benefits Administrator will be treated as filing a claim with the Committee.) In connection with the submission of a claim, the Claimant may examine the Plan and any other relevant documents relating to the claim, and may submit written comments relating to such claim to the Committee coincident with the filing of the benefit claim form. Failure of a Claimant to comply with the claim submission procedure will invalidate such claim unless the Committee in its discretion determines that it was not reasonably possible to provide such proof or comply with such procedure.

11.8.3     Processing of Benefit Claim. Upon receipt of fully completed benefit claim forms from a Claimant, the Committee (or the Benefits Administrator) shall process such benefit claim considering (i) all materials submitted by the Claimant in connection with the claim, (ii) all Plan provisions pertaining to the benefit claim, and (iii) where appropriate, all information as to whether such Plan provisions have in the past been consistently applied with respect to other similarly situated Claimants. The Committee (or the Benefits Administrator) shall process the claim within the time frame provided in Section 11.8.4.

11.8.4     Notification of Adverse Benefit Determination. In any case of an Adverse Benefit Determination of a claim for a Plan benefit, the Committee shall furnish written notice to the affected Claimant within a reasonable period of time but not later than ninety (90) days after receipt of such claim for Plan benefits (or within one hundred and eighty (180) days if special circumstances necessitate an extension of the ninety (90)-day period and the Claimant is informed of such extension in writing within the ninety (90)-day period and is provided with an extension notice consisting of an explanation of the special circumstances requiring the extension of time and the date by which the benefit determination will be rendered). Any notice that denies a benefit claim of a Claimant in whole or in part shall, in a manner calculated to be understood by the Claimant:

(i)    State the specific reason or reasons for the Adverse Benefit Determination;

(ii)    Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

(iii)Describe any additional material or information necessary for the Claimant to perfect the claim and explain why such material or information is necessary; and

(iv)Describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.

11.8.5     Review of Adverse Benefit Determination. A Claimant has the right to have an Adverse Benefit Determination reviewed in accordance with the following claims review procedure:

(i)The Claimant must submit a written request for such review to the Committee not later than sixty (60) days following receipt by the Claimant of the Adverse Benefit Determination notification;

(ii)The Claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the Committee;

(iii)The Claimant shall have the right to have all comments, documents, records, and other information relating to the claim for benefits that have been submitted by the Claimant considered on review without regard to whether such comments, documents, records or information were considered in the initial benefit determination; and

(iv)The Claimant shall have reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits free of charge upon request, including (a) documents, records or other information relied upon for the benefit determination, (b) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (c) documents, records or other information that demonstrates compliance with the standard claims procedure.

The decision on review by the Committee will be binding and conclusive upon all persons, and the Claimant shall neither be required nor be permitted to pursue further appeals to the Committee.

11.8.6     Notification of Benefit Determination on Review. Notice of the Committee’s final benefit determination regarding an Adverse Benefit Determination will be furnished in writing or electronically to the Claimant after a full and fair review. Notice of an Adverse Benefit Determination upon review will:

(i)    State the specific reason or reasons for the Adverse Benefit Determination;

(ii)Provide specific reference to pertinent Plan provisions on which the Adverse Benefit Determination is based;

(iii)State that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits including (a) documents, records or other information relied upon for the benefit determination, (b) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (c) documents, records or other information that demonstrates compliance with the standard claims procedure; and

(iv)Describe the Claimant’s right to bring an action under Section 502(a) of ERISA.

The Committee shall notify a Claimant of its determination on review with respect to the Adverse Benefit Determination of the Claimant within a reasonable period of time but not later than sixty (60) days after the receipt of the Claimant’s request for review unless the Committee determines that special circumstances require an extension of time for processing the review of the Adverse Benefit Determination. If the Committee determines that such extension of time is required, written notice of the extension (which shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination on review) shall be furnished to the Claimant prior to the termination of the initial sixty (60)-day review period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial sixty (60)-day review period. In the event such extension is due to the Claimant’s failure to submit necessary information, the period for making the determination on a review will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

11.8.7     Exhaustion of Administrative Remedies. Completion of the claims procedures described in this Section 11.8 will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a Claimant or by any other person or entity claiming rights individually or through a Claimant; provided, however, that the Committee may, in its sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

11.8.8     Payment of Benefits. If the Committee (or the Benefits Administrator) determines that a Claimant is entitled to a benefit hereunder, payment of such benefit will be made to such Claimant (or commence, as applicable) as soon as administratively practicable after the date the Committee (or the Benefits Administrator) determines that such Claimant is entitled to such benefit or on such other date as may be established pursuant to the Plan provisions or, as applicable, designated by the Committee.

11.8.9     Authorized Representatives. An authorized representative may act on behalf of a Claimant in pursuing a benefit claim or an appeal of an Adverse Benefit Determination. An individual or entity will only be determined to be a Claimant’s authorized representative for such purposes if the Claimant has provided the Committee with a written statement identifying such individual or entity as the Claimant’s authorized representative and describing the scope of the authority of such authorized representative. In the event a Claimant identifies an individual or entity as an authorized representative in writing to the Committee but fails to describe the scope of the authority of such authorized representative, the Committee shall assume that such authorized representative has full powers to act with respect to all matters pertaining to the Claimant’s benefit claim under the Plan or appeal of an Adverse Benefit Determination with respect to such benefit claim.

ARTICLE XII. MISCELLANEOUS

12.1     Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Participant’s Employer shall, if the Participant prevails in such action, pay for all reasonable legal fees and expenses incurred by such Participant.

12.2     Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation to retain the Participant as an Employee, any restriction on changing the status of the Participant’s employment, or any restriction on changing the policies of the Company or its Affiliates regarding termination of employment.

12.3     Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.4     Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of Texas, without regard to choice of law principles.

12.5     Withholding and Payment of Taxes. The Company or its Affiliates may withhold from any amounts payable under the Plan all federal, state, local and/or other taxes as shall be legally required. In addition, except as otherwise provided herein, each Participant shall be solely responsible for the payment of all income, excise and other taxes which are individually levied on the Participant by any taxing authority with respect to any amount paid to such Participant under the Plan.

12.6     Obligations Unfunded. All benefits due a Participant under the Plan are unfunded and unsecured and are payable out of the general funds of the Employers. One or more Employers may establish a “grantor trust” for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors as provided for in such trust.

12.7    Construction. For purposes of the Plan, the following rules of construction shall apply:

12.7.1     The word “or” is disjunctive but not necessarily exclusive.

12.7.2     Words in the singular include the plural; words in the plural include the singular; and words in the neuter gender include the masculine and feminine genders.

The Plan has been adopted by the Company to be effective as of the 26th day of October, 2010.

WILLBROS GROUP, INC.

By:     /s/ Van A. Welch
Name: Van A. Welch
Title: Senior Vice President and Chief
        Financial Officer

EXHIBIT A

ADDITIONAL PROVISIONS OF THE SUMMARY PLAN
DESCRIPTION OF THE PLAN

I.General Plan Information:

Name of Plan: Willbros Group, Inc. 2010 Management Severance Plan for Senior Management (the “Plan”)

Plan Sponsor and Employer Identification Number:
Willbros Group, Inc.
4400 Post Oak Parkway, Suite 1000 Houston, TX 77027
EIN: 30-0513080

Plan Number:    Plan #503

Type of Plan:    Welfare Benefits

Type of Administration:    Plan Administrator

Plan Administrator (and Agent for Service of Legal Process):
Willbros Executive Leadership Team
4400 Post Oak Parkway, Suite 1000
Houston, TX 77027

Plan Year: The Plan Year ends on the 31st day of December of each year.

II.The Statement of ERISA Rights.

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits

*	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

*
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and of the updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

*	Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, then you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT B

WILLBROS GROUP, INC. WAIVER AND
RELEASE AGREEMENT

This agreement, waiver and release (this “Agreement”), made as of the ___ day of ________________, 20___ (the “Effective Date”), is made by and among Willbros Group, Inc. (together with all successors thereto, “Company”) and [INSERT PARTICIPANT NAME] (“Participant”).
WHEREAS, the Participant is eligible for a benefit under that certain Willbros Group, Inc. 2010 Management Severance Plan for Senior Management (“Severance Plan”);
NOW THEREFORE, in consideration for receiving benefits and severance under the Severance Plan and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:
1.    Release. Except with respect to all of the Company’s obligations under the Severance Plan, the Participant, and Participant’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby release, acquit and forever discharge the Company, its predecessors, successors, parent, subsidiaries, affiliates, operating units and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, obligations, promises, acts, agreements, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to the Participant’s employment with the Company or the Participant’s termination of employment with the Company including, but not limited to, any and all claims or demands pursuant to Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. § 2000e, et seq., 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq. and the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Family and Medical Leave Act of 1993, as amended 29 U.S.C. § 2601, et seq., which provides medical and family leave; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages, including, but not limited to, vacation pay, commissions, and bonuses; the Texas Pay Day Law; and all other federal, state or local laws or regulations prohibiting employment discrimination and/or governing the payment of wages, benefits, and other forms of compensation, and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers’ compensation retaliation under state statutes, tort law. contract law, libel, slander, or claims for retaliation, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Participant under the terms of a Company-sponsored tax qualified retirement or savings plan, except that the Participant hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to any of Participant’s rights or obligations with respect to indemnification or directors’ and officers’ liability coverage to which Participant is entitled or subject in his capacity as a former officer or employee of the Company. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Participant signs this Agreement. Further, notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that may not be released or waived as a matter of law.
2.    No Inducement. Participant agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Participant is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.
3.    Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Participant files a claim against the Company with respect to a claim released by Participant herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Severance Plan until such claim is withdrawn by Participant.
4.    Advice of Counsel; Time to Consider; Revocation. Participant acknowledges the following:
(a)    Participant has read this Agreement, and understands its legal and binding effect. Participant is acting voluntarily and of Participant’s own free will in executing this Agreement.
(b)    Participant has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.
(c)    Participant was given at least twenty-one (21) days to consider the terms of this Agreement before signing it.

Participant understands that, if Participant signs this Agreement, Participant may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Participant understands that this Agreement will not be effective until after the seven (7) day period has expired.

5.    No Admission. This Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of rights, or of the Participant’s rights, or of any person, or any violation of any order, law, statute, duty or contract.
6.    Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
7.    Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Participant. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.
8.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
9.    Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.
10.    Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
11.    Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Texas without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.
[INSERT PARTICIPANT NAME]

Date:
WILLBROS GROUP, INC., acting on behalf of itself and its Subsidiaries and Affiliates
By:

Title:

Date:    __________________________________

A C K N O W L E D G M E N T
I HEREBY ACKNOWLEDGE that Willbros Group, Inc. (the “Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:
(1)    I should consult with an attorney before signing the Waiver and Release Agreement ("Agreement") that was provided to me.
(2)    I may review the Agreement for a period of up to twenty-one (21) days prior to signing the Agreement. If I choose to take less than twenty-one (21) days to review the Agreement, I do so knowingly, willingly and on advice of counsel.
(3)    For a period of seven days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven day revocation period has elapsed.
(4)    The Company shall not accept my signed Agreement prior to the last day of my employment.

I HEREBY FURTHER ACKNOWLEDGE receipt of the Agreement on the ____ day of ____________, 20___.

WITNESS:

[INSERT PARTICIPANT’S NAME]